"The Needham Funds, Inc."
10f-3 Transactions
         Shares Purchased
Company Ticker Trade Date Executing Broker Needham Manager or Co-Manager? IPO or Secondary Total Offering Offering Price / Fund Price Paid  Needham Growth Fund Needham Aggressive Growth Fund Needham Small Cap Growth Fund Lead Managers
"REV Group, Inc." REVG 1/27/17 Goldman Sachs No IPO " $12,500,000.00 "  22.00   " 1,435 "  708   433  "Goldman Sachs, BMO Capital Markets, Credit Suisse, Deutsche Bank Securities, Jefferies & Co."
Becle Sab De Cuervo CUERVO 2/9/17 Morgan Stanley No IPO " $476,000,000.00 "  34.00   " 7,094 " " 3,517 " " 2,115 " "Casa de Bolsa Santander, GBM Casa de Bolsa, JP Morgan, Morgan Stanley"
"Hamilton Lane, Inc." HLNE 3/1/17 Morgan Stanley No IPO " $11,880,000.00 "  16.00    287   142   83  "JP Morgan, Morgan Stanley"
"Snap, Inc. Class A" SNAP 3/2/17 Morgan Stanley No IPO " $200,000,000.00 "  17.00   " 1,445 "  716   415  "Morgan Stanley, Allen & Co, Barclays, Credit Suisse, Deutsche Bank, Goldman Sachs, JP Morgan"
"MuleSoft, Inc. Class A" MULE 3/17/17 Goldman Sachs No IPO " $13,000,000.00 "  17.00    139   70   38  "Goldman Sachs, Allen & Co., Bank of America Merrill Lynch, Barclays Capital, JP Morgan Securities "
"Schneider National, Inc" SNDR 4/6/17 Morgan Stanley No IPO " $28,950,000.00 "  19.00    270   144   76  "Morgan Stanley, Bank of America Merrill Lynch, Citigroup Global Markets, Credit Suisse Securities, JP Morgan Securities"
"Okta, Inc. Class A" OKTA 4/7/17 Goldman Sachs No IPO " $11,000,000.00 "  17.00    135   73   38  "Goldman Sachs, Allen & Co, JP Morgan Securities "
Appian Corporation Class A APPN 5/25/17 Morgan Stanley No IPO " $6,250,000.00 "  12.00   " 1,346 "  742   371  "Morgan Stanley & Co, Barclays Capital, Goldman Sachs"
"Blue Apron Holdings, Inc. Class A" APRN 6/29/17 Goldman Sachs Yes IPO " $30,000,000.00 "  10.00   " 1,350 "  745   350  "Goldman Sachs. Barclays Capital, Citigroup Inc, Morgan Stanley, RBC Capital Markets"
"Tintri, Inc." TNTR 6/30/17 Morgan Stanley Yes IPO " $8,570,000.00 "  7.00   " 6,735 " " 3,700 " " 1,755 " "Morgan Stanley, Bank of America Merrill Lynch, Pacific Crest Securities "